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                                                                      EXHIBIT 99

                                   AMGEN INC.

                      FACTORS THAT MAY AFFECT THE COMPANY

Factors That May Affect the Company

     Amgen operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control. The following discussion highlights some of these risks and others are discussed elsewhere herein.

  Product development

     The Company intends to continue an aggressive product development program. Successful product development in the biotechnology industry is highly uncertain, and only a small minority of research and development programs ultimately result in the commercialization of a product. Of the candidates that are selected for product development, all will not be successfully commercialized. Product candidates that appear promising in the early phases of development may fail to reach the market for numerous reasons, including, without limitation, results indicating lack of effectiveness or harmful side effects in clinical or preclinical testing, failure to receive necessary regulatory approvals, uneconomical manufacturing costs, the existence of third party proprietary rights, failure to be cost effective in light of existing therapeutics, or other factors. There can be no assurance that the Company will be able to produce future products that have commercial potential.
Additionally, success in preclinical and early clinical trials does not ensure that large scale clinical trials will be successful. For example, the Company has previously announced product development failures in connection with BDNF (for subcutaneous injection for ALS), a product candidate that did not produce acceptable clinical results in a specific indication with a specific route of administration after a Phase III trial; although this product candidate had demonstrated acceptable preclinical and earlier clinical trial results sufficient to warrant advancement to a later stage clinical trial. Further, clinical results are frequently susceptible to varying interpretations which may delay, limit or prevent further clinical development or regulatory approvals. The length of time necessary to complete clinical trials and receive approval for product marketing by regulatory authorities varies significantly by product and indication and is often difficult to predict. See "- Regulatory approvals".

  Regulatory approvals

     The Company's research and development, preclinical testing, clinical trials, facilities, manufacturing, pricing, and sales and marketing of its products are subject to extensive regulation by numerous state and federal governmental authorities in the U.S., such as the FDA, HCFA, as well as by foreign countries, including the EU. The success of the Company's current products and future product candidates will depend in part upon obtaining and maintaining regulatory approval to market products in approved indications. The regulatory approval process can be both a long and complex process,

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both in the U.S. and in foreign countries, including countries in the EU. Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continued review. Later discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to obtain necessary approvals, or the restriction, suspension or revocation of any approvals or the failure to comply with regulatory requirements could have a material adverse effect on the Company.

  Reimbursement; Third party payors

     In both domestic and foreign markets, sales of the Company's products are dependent in part on the availability of reimbursement from third party payors such as state and federal governments (for example, under Medicare and Medicaid programs in the United States) and private insurance plans. In certain foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government controls. In the United States, there have been, and the Company expects there to continue to be, a number of state and federal proposals to implement price controls. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing and usage. Further, significant uncertainties exist as to the reimbursement status of newly approved therapeutic products and current reimbursement policies for existing products may change. Changes in reimbursement or failure to obtain reimbursement may reduce the demand for, or the price of, the Company's products which could have a material adverse effect on the Company including results of operations. For example, patients in the U.S. receiving EPOGEN(R) in connection with treatment for end stage renal disease are covered primarily under medical programs provided by the federal government. Therefore, EPOGEN(R) sales may be affected by future changes in reimbursement rates or the basis for reimbursement by the federal government.
As the Company previously announced, in early 1997, HCFA instituted a reimbursement change for EPOGEN(R) which has adversely affected the Company's EPOGEN(R) sales. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Product Sales - EPOGEN(R) (Epoetin alfa)".

  Guidelines

     In addition to government agencies that promulgate regulations and guidelines directly applicable to the Company and its products, professional societies, practice management groups, private health/science foundations and organizations involved in various diseases may also publish, from time to time, guidelines or recommendations to the health care and patient communities. These organizations may make recommendations that affect the usage of certain therapies, drugs or procedures, including the Company's products. Such recommendations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that are followed by patients and health care providers and that result in, among other things, decreased use of the Company's products could have a material adverse effect on the Company's results of operations. In addition, the perception that such recommendations

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or guidelines will be followed could adversely affect prevailing market prices for the Company's common stock.

  Intellectual property and legal matters

     The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies' patents. Accordingly, there can be no assurance that patents and patent applications relating to the Company's products and technologies will not be challenged, invalidated or circumvented or will afford protection against competitors with similar products or technology. Patent disputes are frequent and can preclude commercialization of products.
The Company currently is, and may in the future be, involved in patent litigation. Such litigation, if decided adversely, could subject the Company to competition and/or significant liabilities, could require the Company to enter into third party licenses or could cause the Company to cease using the technology or product in dispute. In addition, there can be no assurance that such licenses will be available on terms acceptable to the Company, or at all.

     The Company is currently involved in arbitration proceedings with Ortho Pharmaceutical Corporation, a subsidiary of Johnson & Johnson ("Johnson & Johnson"), relating to a license granted by the Company to Johnson & Johnson for sales of Epoetin alfa in the United States for all human uses except dialysis and diagnostics. See Note 4 to the Consolidated Financial Statements, "Contingencies - Johnson & Johnson arbitrations".

  Competition

     Amgen operates in a highly competitive environment. The Company competes with pharmaceutical and biotechnology companies, some of which may have technical or competitive advantages for, among other things, the development of technologies and processes and the acquisition of technology from academic institutions, government agencies and other private and public research organizations. There can be no assurance that the Company will be able to produce or acquire rights to products that have commercial potential. Even if the Company achieves product commercialization, there can be no assurance that one or more of the Company's competitors will not achieve product commercialization earlier than the Company, receive patent protection that dominates or adversely affects the Company's activities, or have significantly greater marketing capabilities.

  Fluctuations in operating results

     The Company's operating results may fluctuate from period to period for a number of reasons. Historically the Company has planned its operating expenses, many of which are relatively fixed in the short term, on the basis that revenues will continue to grow. Accordingly, even a relatively small revenue shortfall may cause a period's results to be below Company expectations. Such a revenue shortfall could arise from any number of factors, including, without limitation, lower than expected demand, changes in wholesaler buying patterns, changes in product pricing strategies, increased competition from new and existing

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products, fluctuations in foreign currency exchange rates, changes in government or private reimbursement, transit interruptions, overall economic conditions or natural disasters (including earthquakes).

  Rapid growth

     The Company has adopted an aggressive growth plan that includes substantial and increased investments in research and development and investments in facilities that will be required to support significant growth. This plan carries with it a number of risks, including a higher level of operating expenses and the complexities associated with managing a larger and faster growing organization.

  Stock price volatility

     The Company's stock price, like that of other biotechnology companies, is subject to significant volatility. The stock price may be affected by, among other things, clinical trial results and other product development related announcements by Amgen or its competitors, regulatory matters, announcements in the scientific and research community, intellectual property and legal matters, changes in reimbursement policies or medical practices or broader industry and market trends unrelated to the Company's performance. In addition, if revenues or earnings in any period fail to meet the investment community's expectations, there could be an immediate adverse impact on the Company's stock price.

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